Filed Pursuant To Rule 433
Registration No. 333-167132
October 8, 2010
STATE STREET GLOBAL ADVISORS State Street Financial Center One Lincoln Street, 30th Floor Boston, MA 02111 RE: The Long-Term Case for Gold Mr. Sample A. Sample Company Address line 1 Address line 2 Town, XX 01234-5678

SPDR GLD GOLD SHARES

Precise in a world that isn't.

STATE STREET GLOBAL ADVISORS
State Street Financial Center
One Lincoln Street, 30th Floor
Boston, MA 02111

Access Code: XXXX

Mr. Sample A. Sample
Company
Address line 1
Address line 2
Town, XX 01234-5678

"...the economic outlook remains unusually uncertain."

— *Federal Reserve Chairman Ben Bernanke, testimony to Senate Banking Committee, July 21, 2010*

Dear Sample A. Sample:

As the market volatility and uncertainty of the past two years show few signs of letting up, one thing remains certain: the value of gold as a long-term investment in an unpredictable world.

While gold has traditionally been viewed as a tactical investment for difficult times, a closer look reveals an asset class with attractive properties in any economic environment.

Plug in the enclosed gold USB drive to learn about gold's strategic, long-term use as a:

- **Portfolio diversifier** with extremely low correlations to virtually every other asset class; few, if any, asset classes can match the diversification potential of gold[1]
- **Hedge against inflation** that has tended to retain its purchasing power when currencies crumble
- **Defense against dollar weakness** that, all other things being equal, has tended to rise in price when the dollar declines
- **Volatility hedge** that, historically, has been significantly less volatile than commodities overall

View *The Enduring Case for Gold* and our full spectrum of gold content today.

Access the link on the enclosed gold USB drive or visit statestreetspdrs.com/GOLD and enter your Access Code (above) to learn more about gold.

Sincerely,

Anthony R. Rochte, CIMA
Senior Managing Director, State Street Global Advisors

James E. Ross
Senior Managing Director, State Street Global Advisors

PS: Learn all about gold by accessing the link on the enclosed gold USB drive—or log on to statestreetspdrs.com/GOLD today.



[1] Source: Zephyr StyleADVISOR, State Street Global Advisors, Strategy & Research. For the period from 12/1989–12/2009, gold's correlations to major asset classes were: US Equities: -0.08; International Equities: 0.10; US Fixed Income: 0.12; US Real Estate: 0.04; Cash: -0.15. Past performance is no guarantee of future results.

View our latest webcast, *The Enduring Case for Gold*

Plug in the enclosed gold USB drive or visit statestreetspdrs.com/GOLD


The Enduring Case for Gold
The Enduring Case for Gold

The Enduring Case for Gold
(webcast, 33 min)

Also available at statestreetspdrs.com/GOLD1:


Investing in Gold:
A Durable Asset

Investing in Gold: A Durable Asset
(interactive multimedia, self paced)



A Case for Gold—Preserving Wealth in an Age of Uncertainty
(article, 4 pp)

Gold—FAQ
(article, 6 pp)

Gold Investment Digest—July 2010
(article, 16 pp)

statestreetspdrs.com/GOLD

gold

Important Information Relating to SPDR Gold Shares Trust: The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. “SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111• 866.320.4053 • www.spdrgoldshares.com. Not FDIC Insured — No Bank Guarantee — May Lose Value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.